Exhibit 3.5

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

MOBILEYE GLOBAL INC.

Mobileye Global Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is Mobileye Global Inc.

2.	The Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”) under the name Mobileye Group Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 21, 2022, and was amended by the Certificates of Amendment filed with the Secretary of State of the State of Delaware on February 23, 2022 and April 22, 2022 (as so amended, the “Previous Certificate of Incorporation”).

3.	This Amended and Restated Certificate of Incorporation (including any Certificate of Designation (as defined below) and as the same may be amended and/or restated from time to time, this “Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation (the “Board”) in accordance with Sections 242 and 245 of the DGCL and the sole stockholder of the Corporation adopted this Certificate of Incorporation by written consent in accordance with Section 228 of the DGCL.

4.	This Certificate of Incorporation restates, integrates and amends the provisions of the Previous Certificate of Incorporation. Certain capitalized terms used in this Certificate of Incorporation are defined in Article XIV herein.

5.	Upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware in accordance with the DGCL, all of the shares of capital stock of the Corporation issued and outstanding prior to the filing of this Certificate of Incorporation, consisting of 100 shares of common stock of the Corporation, par value $0.01 per share (“Old Common Stock”), all of which are owned beneficially by Intel, shall be reclassified and changed into 100 shares of validly issued, fully paid and nonassessable Class B Common Stock (as defined below) authorized by subparagraph (A) of Article FOURTH of this Restated Certificate of Incorporation without any action by the holder thereof.

6.	The text of the Previous Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the Corporation is Mobileye Global Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, 19808. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL, subject to the limitations and other restrictions contained herein.

ARTICLE IV

CAPITAL STOCK

A.            The Corporation shall be authorized to issue 5,530,000,000 shares of capital stock, of which (i) 4,000,000,000 shares shall be shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), (ii) 1,500,000,000 shares shall be shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and (iii) 30,000,000 shares shall be shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). Subject to the approval rights of the holders of the Class B Common Stock under Article VI of this Certificate of Incorporation, the number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding and, in the case of Class A Common Stock, a sufficient number of shares of Class A Common Stock that may be issuable upon the conversion of all outstanding shares of Class B Common Stock) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of the Class A Common Stock, the Class B Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation.

B.            Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized by resolution or resolutions to provide for series of Preferred Stock to be issued and, by filing a certificate pursuant to the DGCL (a “Certificate of Designation”), to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding), and with respect to each such series, to fix the voting powers, if any, designations, preferences and the relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of any such series. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i)             the designation of the series, which may be by distinguishing number, letter or title;

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(ii)            the number of shares of the series, which number the Board may thereafter increase or decrease (but not below the number of shares thereof then outstanding);

(iii)           whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

(iv)          dates at which dividends, if any, shall be payable;

(v)            the redemption rights and price or prices, if any, for shares of the series;

(vi)           the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(vii)          the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(viii)         whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

(ix)            restrictions on the issuance of shares of the same series or of any other class or series;

(x)             the voting powers, if any, of the holders of shares of the series; and

(xi)            such other powers, privileges, preferences and rights, and qualifications, limitations and restrictions thereof, as the Board shall determine.

C.            The voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock are as follows:

(i)             Except as otherwise set forth below in this Article IV and in Article VII, the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Class A Common Stock and Class B Common Stock shall be identical in all respects.

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(ii)            Subject to the other provisions of this Certificate of Incorporation, including the provisions of any Certificate of Designation, the holders of Common Stock shall be entitled to receive such dividends and other distributions, in cash, stock of any entity or property of the Corporation, when and as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in all such dividends and other distributions. No such dividend or distribution that is payable in shares of Common Stock, including distributions pursuant to stock splits or divisions of Common Stock, or dividends payable in rights to acquire, or securities convertible or exercisable or exchangeable for, shares of Class A Common Stock or Class B Common Stock may be made unless: (a) shares of Class A Common Stock are paid or distributed only in respect of Class A Common Stock, (b) shares of Class B Common Stock are paid or distributed only in respect of Class B Common Stock, (c) no such dividend or distribution is made in respect of the Class A Common Stock unless simultaneously also made in respect of the Class B Common Stock, (d) no such dividend or distribution is made in respect of the Class B Common Stock unless simultaneously also made in respect of the Class A Common Stock and (e) the number of shares of Class A Common Stock paid or distributed in respect of each outstanding share of Class A Common Stock is equal to the number of shares of Class B Common Stock paid or distributed in respect of each outstanding share of Class B Common Stock.

(iii)           (a)            Except as may be otherwise required by law or by this Certificate of Incorporation and subject to any voting rights that may be granted to holders of Preferred Stock pursuant to the provisions of a Certificate of Designation, all rights to vote and all voting power of the capital stock of the Corporation, whether for the election of directors or any other matter submitted to a vote of stockholders of the Corporation, shall be vested exclusively in the holders of Common Stock.

(b)             Except as may be otherwise required by law or by this Certificate of Incorporation, at every meeting of the stockholders of the Corporation, in connection with the election of directors and on all other matters submitted to a vote of the stockholders of the Corporation generally, (A) every holder of record of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held in such holder’s name on the stock ledger of the Corporation, and (B) every holder of record of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held in such holder’s name on the stock ledger of the Corporation. Except as may be otherwise required by law or by this Certificate of Incorporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall vote together as a single class in connection with the election of directors, all other matters submitted to a vote of the stockholders of the Corporation generally and any other matters on which the holders of the Class A Common Stock and Class B Common Stock are required or permitted to vote, and the votes cast in respect of the Class A Common Stock and the Class B Common Stock shall be counted and totaled together. Notwithstanding the foregoing, but subject to any applicable approval rights of the holders of the Class B Common Stock under Article VI of this Certificate of Incorporation and except as otherwise required by applicable law, holders of the Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or applicable law.

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(c)            Every reference in this Certificate of Incorporation or the Bylaws (as defined below) to a majority or other proportion of shares, or a majority or other proportion of the votes of shares, of Common Stock, Class A Common Stock, or Class B Common Stock shall refer to such majority or other proportion of the votes to which such shares of Common Stock, Class A Common Stock or Class B Common Stock entitle their holders to cast as provided in this Certificate of Incorporation.

(iv)           In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock pursuant to the provisions of a Certificate of Designation, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock, and the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to receive the same amount per share in respect thereof.

(v)            In connection with any reorganization of the Corporation, any consolidation of the Corporation with one or more other entities or any merger of the Corporation with or into another entity, the holders of each share of Class A Common Stock and Class B Common Stock shall be entitled to receive the same per share consideration as the per share consideration, if any, received by the holders of each share of such other class of Common Stock, and any securities issued to the holders of shares of Class A Common Stock and Class B Common Stock as consideration in such transaction may entitle the holders thereof to voting powers in the same ratio as applies between the shares of Class A Common Stock and Class B Common Stock. In the event that the holders of Class A Common Stock or of Class B Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration in connection with such merger or consolidation, the foregoing provision shall be deemed satisfied if holders of Class A Common Stock and holders of Class B Common Stock are granted substantially identical election rights.

(vi)           (a)           The holders of Class A Common Stock shall not be entitled to convert any share of Class A Common Stock into any other security of the Corporation or any other property. Prior to the date of a Distribution, each holder of Class B Common Stock shall be entitled to convert at such holder’s option, at any time and from time to time, any share of Class B Common Stock into one (1) fully paid and non-assessable share of Class A Common Stock.

(b)            Prior to the date of a Distribution, each outstanding share of Class B Common Stock shall immediately and automatically (without any action on the part of the holder or the Corporation) convert into one (1) fully paid and non-assessable share of Class A Common Stock upon any transfer of such share (other than, for the avoidance of doubt, a transfer that constitutes a Distribution) if, after such transfer, such share is not beneficially owned by Intel. Following a Distribution, shares of Class B Common Stock shall no longer convert into shares of Class A Common Stock upon any subsequent transfer.

(c)            Each outstanding share of Class B Common Stock shall immediately and automatically (without any action on the part of the holder or the Corporation) convert into one (1) fully paid and nonassessable share of Class A Common Stock automatically on the Threshold Date; provided, however, that as of such date, a Distribution has not occurred. The Corporation shall provide notice of such conversion of the shares of Class B Common Stock pursuant to this sub-clause (c) of this clause (vi) of this Section C to holders of record of such shares of Common Stock as soon as practicable following such conversion stating the date of such conversion; provided, however, that the Corporation may satisfy such notice requirements by providing such notice prior to such conversion. Such notice shall be provided by any means then permitted by the DGCL; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the conversion of the shares of Class B Common Stock.

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(d)            Notwithstanding anything to the contrary, following a Distribution, the Corporation may submit to its stockholders for approval a proposal to convert each outstanding share of Class B Common Stock into one (1) fully paid and nonassessable share of Class A Common Stock; provided, however, that subject to approval by the stockholders, such conversion shall be effected by the Corporation only if the Corporation has received either (i) a favorable private letter ruling from the Internal Revenue Service, or (ii) an opinion of a law or accounting firm of national reputation, in each case, satisfactory to Intel in its sole and absolute discretion, to the effect that such conversion will not affect the intended tax treatment of the Distribution. For purposes of this sub-clause (d) of this clause (vi) of this Section C, the holders of Class A Common Stock and the holders of Class B Common Stock shall vote together as a single class and every holder of Class A Common Stock and every holder of Class B Common Stock shall be entitled to one (1) vote for each share of Common Stock held in such holder’s name on the stock ledger of the Corporation, and no vote of the holders of the Class A Common Stock or the Class B Common Stock voting separately as a class shall be required therefor.

(e)            Immediately upon any conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to this clause (vi) of this Section C, the rights of the holders of such shares of Class B Common Stock as such shall cease and such shares of Class B Common Stock shall be extinguished, and such holders shall be treated for all purposes as having become the record holders of the shares of Class A Common Stock into which such holders’ shares of Class B Common Stock were converted.

(f)            If the date on which any share of Class B Common Stock is converted into a share of Class A Common Stock pursuant to this clause (vi) of this Section C is (A) after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend and (B) prior to the date on which such dividend is to be paid to such holders, the holder of the share of Class B Common Stock so converted as of such record date will be entitled to receive such dividend on such payment date, provided, however, that to the extent that such dividend is payable in shares of Class B Common Stock or in rights to acquire, or securities convertible or exercisable or exchangeable for, shares of Class B Common Stock, such shares of Class B Common Stock shall also be deemed to have so converted into an equivalent number of shares of Class A Common Stock as of the date of such conversion such that no such shares of Class B Common Stock shall be issued in payment thereof and, in lieu thereof, such dividend shall instead be paid in a number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock that would have otherwise been issued as part of such dividend.

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(g)            The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon conversion of outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the conversion of all such outstanding shares of Class B Common Stock.

(h)            The Corporation shall not reissue or resell any shares of Class B Common Stock that are converted into shares of Class A Common Stock pursuant to this clause (vi) of this Section C or that are acquired by the Corporation in any other manner. The Corporation shall, from time to time, take such appropriate action as may be necessary to retire such shares and to reduce the authorized number of shares of Class B Common Stock accordingly.

(vii)          The holders of shares of Common Stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class or series of the Corporation, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock of the Corporation.

(viii)         No stockholder shall be entitled to exercise any right of cumulative voting.

ARTICLE V

CORPORATE OPPORTUNITIES

A.            In anticipation that the Corporation and Intel may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Intel (including service of officers and/or directors of Intel as officers and/or directors of the Corporation), and in addition to and subject to the limitations set forth in Article VI, the provisions of this Article V are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve Intel and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

B.            No contract, agreement, arrangement or transaction between the Corporation and Intel shall be void or voidable solely for the reason that Intel is a party thereto, and Intel: (i) shall be deemed to have fully satisfied and fulfilled any duties to the Corporation and its stockholders with respect thereto; (ii) shall not be liable to the Corporation or its stockholders for any breach of fiduciary duty by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction; (iii) shall be deemed to have acted in good faith and in a manner it reasonably believed to be in and not opposed to the best interests of the Corporation; and (iv) shall be deemed not to have breached any duties of loyalty to the Corporation or its stockholders and not to have received an improper personal gain therefrom, in each case to the fullest extent permitted by applicable law, if the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the Board or the committee thereof that authorizes the contract, agreement, arrangement or transaction, and the Board or such committee in good faith authorizes the contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors, even though less than a quorum. Directors and/or officers of the Corporation who are also directors and/or officers of Intel may be counted in determining the presence of a quorum at a meeting of the Board or of a committee that authorizes the contract, agreement, arrangement or transaction.

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C.            Intel shall have the right to, and shall have no duty not to (i) engage in the same or similar business activities or lines of business as the Corporation, (ii) do business with any client or customer of the Corporation and (iii) employ or otherwise engage any officer or employee of the Corporation, and the Corporation hereby renounces any interest or expectancy in any such activities and shall not be deemed to have an interest or expectancy in any such activities merely because the Corporation engages in the same or similar activities or otherwise. To the fullest extent permitted by applicable law, neither Intel nor any officer or director thereof (except as provided in Section D of this Article V) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of Intel or of such person’s participation therein. Subject to the provisions of Section D of this Article V, in the event that Intel acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Intel and the Corporation, Intel shall have no duty to communicate or present such corporate opportunity to the Corporation, and the Corporation, to the fullest extent permitted by law, hereby renounces any interest or expectancy in such corporate opportunity and waives any claim that such corporate opportunity should have been presented to the Corporation. Subject to the provisions of Section D of this Article V, Intel shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that Intel pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person or does not present such corporate opportunity to the Corporation.

D.            To the fullest extent permitted by applicable law, in the event that a director or officer of the Corporation who is also a director or officer of Intel acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and Intel and which may be properly pursued by the Corporation consistent with the provisions of Article VI hereof, such director or officer of the Corporation (i) shall be deemed to have fully satisfied and fulfilled such person’s fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity, (ii) shall not be liable to the Corporation or its stockholders for any breach of fiduciary duty by reason of the fact that Intel pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another Person or does not present such corporate opportunity to the Corporation, (iii) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of the Corporation for the purposes of Article XI hereof and the other provisions of this Certificate of Incorporation, and (iv) shall be deemed not to have breached such person’s duty of loyalty to the Corporation or its stockholders or to have received an improper personal gain therefrom for the purposes of Article XI hereof and the other provisions of this Certificate of Incorporation, if such director or officer acts in good faith in a manner consistent with the following policy:

(a)            where a corporate opportunity is offered to a person who is a director and/or officer of the Corporation and who is also a director and/or officer of Intel, the Corporation shall be entitled to pursue such opportunity only if such opportunity is expressly offered to such person solely in his or her capacity as a director and/or officer, as applicable, of the Corporation (and to the extent any such opportunity is not so expressly offered to such person in such capacity, the Corporation hereby renounces any interest or expectancy in such opportunity); and

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(b)            if an officer and/or director of the Corporation, who also serves as an officer and/or director of Intel, acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and Intel in any manner not addressed by Article V, Section D, clause (a), such officer or director shall have no duty to communicate or present such corporate opportunity to the Corporation and shall to the fullest extent permitted by law not be liable to the Corporation or its stockholders for breach of fiduciary duty as an officer or director of the Corporation by reason of the fact that Intel pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person or does not present such corporate opportunity to the Corporation, and the Corporation to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should be presented to the Corporation.

The provisions of this Section D are not intended to be an exhaustive statement of corporate opportunities which may be available to the Corporation, pursuit of which shall be in accordance with this Certificate of Incorporation and applicable law.

E.            For purposes of this Article V and Article VI, “Corporation” means the Corporation and all corporations, partnerships, joint ventures, limited liability companies, trusts, associations and other entities in which the Corporation owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests, limited liability company interests or similar ownership interests.

F.            Any Person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article V.

G.            Section A, Section C and Section D of this Article V shall become inoperative and of no effect on the later of (i) the Threshold Date and (ii) the date upon which no officer and/or director of the Corporation is also an officer and/or director of Intel. Neither the alteration, amendment, termination or repeal of this Article V nor the adoption of any provision inconsistent with this Article V shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article V would accrue or arise, prior to such alteration, amendment, termination, repeal or adoption. Following the later of (i) the Threshold Date and (ii) the date upon which no officer and/or director of the Corporation is also an officer and/or director of Intel, any contract, agreement, arrangement or transaction involving a corporate opportunity not approved or allocated as provided in this Article V shall not by reason thereof result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper personal gain, but shall be governed by the other provisions of this Certificate of Incorporation, the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”), the DGCL and other applicable law.

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ARTICLE VI

CONSENT OF HOLDERS OF CLASS B COMMON STOCK

A.            In addition to any other vote required by law or by this Certificate of Incorporation, prior to the Threshold Date, the prior affirmative vote of the holders of a majority of the outstanding shares of the Class B Common Stock, voting separately as a class, shall be required to authorize the Corporation to and, in the case of clauses (iii) through (ix), below to authorize or permit any Subsidiary, in each case whether directly or indirectly and whether by merger, consolidation, division, operation of law or otherwise, to:

(i)             adopt or implement any stockholder rights plan or similar takeover defense measure;

(ii)            consolidate or merge with or into any Person;

(iii)           permit any Subsidiary to consolidate or merge with or into any Person (other than (a) a consolidation or merger of a Wholly-Owned Subsidiary with or into the Corporation or with or into another Wholly-Owned Subsidiary or (b) in connection with a Permitted Acquisition);

(iv)           directly or indirectly acquire Stock, Stock Equivalents or assets (including, without limitation, any business or operating unit) of any Person (other than the Corporation or its Subsidiaries), in each case in a single transaction or series of related transactions, involving consideration (whether in cash, securities, assets or otherwise, and including Indebtedness assumed by the Corporation or any of its Subsidiaries and Indebtedness of any entity so acquired) paid or delivered by the Corporation and its Subsidiaries in excess of $250,000,000; provided, however, that this clause (iv) of this Section A shall not require the vote of the holders of Class B Common Stock in connection with transactions to which the Corporation and one or more Wholly-Owned Subsidiaries are the only parties;

(v)            issue any Stock or any Stock Equivalents, except (a) the issuance of shares of Stock of a Wholly-Owned Subsidiary of the Corporation to the Corporation or another Wholly-Owned Subsidiary of the Corporation, (b) pursuant to the Initial Public Offering or in private placement transactions after the filing of the IPO Registration Statement and occurring substantially concurrent with or prior to the closing of the Initial Public Offering, or (c) the issuance of shares of Class A Common Stock or options or other rights to purchase or acquire Class A Common Stock pursuant to employee benefit plans or programs, including in connection with any exchange offer that occurs at the time of or substantially concurrent with the Initial Public Offering, or dividend reinvestment plans approved by the Board (provided, however, that notwithstanding the provision of this clause (c), the prior affirmative vote of the holders of a majority of the outstanding shares of the Class B Common Stock, voting separately as a class, shall be required to authorize any increase in the number of shares reserved and available for issuance under such employee benefit plans or programs in any year in excess of 5% of the outstanding number of shares of Class B Common Stock and Class A Common Stock on the immediately preceding December 31);

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(vi)           make or commit to make any individual or series of related capital or other expenditures in excess of $250,000,000;

(vii)          create, incur, assume or permit to exist any Indebtedness or guarantee the Indebtedness of any other Person, or permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness or guarantee any Indebtedness of any other Person, in excess of an aggregate principal amount at any time outstanding of $250,000,000;

(viii)         make any loan to any other Person or purchase any debt securities of any other Person, in excess of an aggregate principal amount at any time outstanding of $250,000,000;

(ix)            redeem, purchase or otherwise acquire (or pay into or set aside funds for a sinking fund for such purpose) any shares of Stock or Stock Equivalents of the Corporation or a Subsidiary (other than a Wholly-Owned Subsidiary); provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other Persons performing services for the Corporation or any Wholly-Owned Subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal or the conversion or reclassification of any shares of Class B Common Stock pursuant to clause (vi) of Article IV, Section C;

(x)            dissolve, liquidate or wind up;

(xi)           declare dividends on any class or series of the capital stock of the Corporation;

(xii)          alter, amend, change, terminate or repeal, or adopt any provision inconsistent with this Certificate of Incorporation or the Bylaws.

B.            For purposes of this Article VI and Article VII:

(i)            “Indebtedness” means, with respect to any Person, any liability of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments and shall also include (a) any liability of such Person under any agreement related to the fixing of interest rates on any Indebtedness and (b) any capitalized or finance lease obligations of such Person (if and to the extent the same would appear on a balance sheet of such Person prepared in accordance with United States generally accepted accounting principles).

(ii)            “Initial Public Offering” means an initial public offering of Class A Common Stock as contemplated by a Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the “IPO Registration Statement”).

(iii)            “Permitted Acquisition” means any acquisition by the Corporation or any of its Subsidiaries of Stock, Stock Equivalents or assets (including, without limitation, any business or operating unit) of any Person not requiring the prior affirmative vote of the holders of the Class B Common Stock pursuant to clause (iv) of Section A of this Article VI.

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(iv)            “Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership, limited liability company or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, joint venture, trust, associations or other entity, whether voting or non-voting.

(v)            “Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable, and all voting debt.

(vi)            “Wholly-Owned Subsidiary” means each Subsidiary in which the Corporation owns (directly or indirectly) all of the outstanding voting Stock, voting power, partnership interests or similar ownership interests, except for director’s qualifying shares in nominal amount.

C.            The Corporation shall not undertake any action or conduct that would have the effect of indirectly engaging the Corporation in activities that the provisions of this Article VI would otherwise prohibit.

D.            Any Person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VI.

E.            Neither the alteration, amendment or repeal of this Article VI nor the adoption of any provision inconsistent with this Article VI shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ARTICLE VII

BOARD OF DIRECTORS

A.            The business and affairs of the Corporation shall be managed by or under the direction of the Board. The Board shall consist of no less than five directors. Subject to the limitation in the preceding sentence, the number of directors shall be determined from time to time solely by resolution adopted by affirmative vote of a majority of the entire Board which the Corporation would have if there were no vacancies at the time such resolution is adopted.

B.            Elections of the members of the Board shall be held annually at the annual meeting of stockholders and each member of the Board shall hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. Elections of the members of the Board need not be by written ballot unless the Bylaws shall so provide.

C.            Any newly created directorship on the Board that results from an increase in the number of directors and any other vacancy occurring on the Board shall be filled by the affirmative vote of a majority of the Board then in office, even if less than a quorum, or by a sole remaining director; provided, however, that prior to the Majority Date, any vacancy or newly created directorship caused by an action of the stockholders shall be filled only by a vote of the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. No decrease in the number of directors shall shorten the term of any incumbent director.

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D.            Notwithstanding anything to the contrary, from the time of the Classified Annual Meeting, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. The term of the initial Class I directors shall terminate on the date of the first annual meeting of stockholders following the Classified Annual Meeting. The term of the initial Class II directors shall terminate on the date of the second annual meeting of stockholders following the Classified Annual Meeting. The term of the initial Class III directors shall terminate on the date of the third annual meeting of stockholders following the Classified Annual Meeting. At the first annual meeting of stockholders following the Classified Annual Meeting and each succeeding annual meeting of stockholders, successors to the class of directors whose term expires at such annual meeting of stockholders shall be elected for a three-year term. If the number of directors is changed following the Classified Annual Meeting, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

E.            Any director may be removed from office at any time, with or without cause, until the Classified Annual Meeting, and then only with cause, in each case, by the affirmative vote of the holders of shares of capital stock of the Corporation representing at least a majority of the votes entitled to be cast on the election of such director.

F.            Advance notice of stockholder nominations for the election of directors and stockholder proposals for business to be conducted at any meeting of stockholders shall be given in the manner provided in the Bylaws.

G.            The books and records of the Corporation may be kept (subject to any mandatory requirement of law) outside the State of Delaware at such place or places (and/or on, by means of or in the form of any information storage device, method or one or more electronic networks or databases (including one or more distributed electronic networks or databases) in accordance with Section 224 of the DGCL).

ARTICLE VIII

STOCKHOLDER ACTION

A.            Any action required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted; provided, however, that except as otherwise provided by a Certificate of Designation, from and after the Majority Date, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.

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B.            Except as otherwise required by law or provided by a Certificate of Designation, special meetings of stockholders of the Corporation may be called only by (1) the Chair of the Board, (2) the Chief Executive Officer or (3) the Secretary of the Corporation upon written request to the Secretary of the Corporation by a majority of the directors then in office. No business other than that stated in the notice of a special meeting of stockholders shall be transacted at such special meeting.

ARTICLE IX

AMENDMENT OF BYLAWS AND CERTIFICATE OF INCORPORATION

A.            In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to adopt, amend or repeal any Bylaws. The stockholders shall have the power to make, amend or repeal the Bylaws.

B.            Except as otherwise provided in this Certificate of Incorporation, the Corporation reserves the right to amend and repeal any provisions contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights of stockholders shall be subject to this reservation.

ARTICLE X

section 203 of the dgcl

A.            The Corporation shall not be governed by Section 203 of the DGCL (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation, until the first date on which Intel ceases to own (as defined in Section 203) shares of voting stock (as defined in Section 203) representing at least fifteen percent (15%) of the votes entitled to be cast by the holders of the outstanding shares of voting stock (as defined in Section 203), voting together as a single class. The Corporation shall thereafter be governed by Section 203 if and for so long as Section 203 by its terms shall apply to the Corporation.

ARTICLE XI

LIMITATIONS ON LIABILITY AND INDEMNIFICATION

A.            A director or officer of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, respectively, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal or modification of this Section A shall not adversely affect any right or protection of a director or officer of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

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B.            The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article XI shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article XI.

C.            The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article XI to directors and officers of the Corporation.

D.            The rights to indemnification and to the advancement of expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

E.            Any repeal or modification of this Article XI by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE XII

FORUM FOR ADJUDICATION OF CERTAIN DISPUTES

A.            Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (each, as in effect from time to time), or (iv) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that the provisions of this Article XII will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules and regulations under the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction; provided, further, that in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing, otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Article XII with respect to any current or future actions or claims.

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ARTICLE XIII

SEVERABILITY

A.            If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

ARTICLE XIV

CERTAIN DEFINITIONS

For purposes of this Certificate of Incorporation:

A.            “beneficial owner” and “beneficial ownership” have the meaning ascribed to such terms in Rule 13d-3 under the Exchange Act, but shall not include shares of Common Stock beneficially owned by Intel but not for its own account, including (in such exclusion) beneficial ownership which arises by virtue of some entity that is an affiliate of Intel being a sponsor or advisor of a mutual or similar fund that beneficially owns shares of Common Stock.

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B.            “Classified Annual Meeting” shall mean the first annual meeting of stockholders following the Threshold Date.

C.            “Distribution” means a distribution or other transfer of the Class B Common Stock by Intel to holders of stock of Intel in a transaction intended to qualify for non-recognition of gain and loss under Section 355 of the Internal Revenue Code of 1986, as amended (or any corresponding provisions of any successor statute).

D.            “Intel” means Intel Corporation and all Intel Subsidiaries.

E.            “Intel Subsidiary” means any corporation, limited liability company, joint venture, partnership, trust, association or other entity in which Intel: (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (a) the total combined voting power of all classes of voting securities of such entity, (b) the total combined equity interests, or (c) the capital or profits interest, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body, but in each case shall not include the Corporation or any Subsidiary of the Corporation.

F.            “Majority Date” means the first date on which Intel ceases to beneficially own shares of Common Stock representing at least a majority of the votes entitled to be cast by the holders of the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class.

G.            “Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, trust or other entity, including governmental authorities.

H.            “Pledge” means any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in, attaching or applicable to, affecting or otherwise in respect of any share of Class B Common Stock, whether or not filed, recorded or otherwise perfected under applicable law, created, incurred or existing pursuant to any bona fide loan or indebtedness transaction or other bona fide obligation.

I.            “Subsidiary” means, with respect to the Corporation, any corporation, limited liability company, joint venture, partnership, trust, association or other entity in which the Corporation: (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (a) the total combined voting power of all classes of voting securities of such entity, (b) the total combined equity interests, or (c) the capital or profits interest, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

J.            “Threshold Date” means the first date on which Intel ceases to beneficially own twenty percent (20%) or more of the aggregate number of shares of then outstanding Common Stock.

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K.            “transfer” for purposes of Article IV means any sale or other disposition of a share of Class B Common Stock, except that “transfer” does not include any Pledge of a share of Class B Common Stock for so long as the owner of such share of Class B Common Stock continues to exercise voting control over such share of Class B Common Stock (with a power of attorney or proxy given by such owner to another Person in connection with such Pledge to exercise voting control effective upon the occurrence of certain events not constituting voting control by such other Person for these purposes until such events occur and such power of attorney or proxy is effective).

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Amended and Restated Certificate of Incorporation on this [●] day of [●], 2022.

By:
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation]